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No.33_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          Pro Net Link Corp.
               (Exact name of issuer as specified in its charter)

       Nevada                                                    88-0333454
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

         645 Fifth Avenue, Suite 303, New York, New York    10022
          (Address of Principal Executive Offices)       (Zip Code)

                       Pro Net Link Corp. 2000 Stock Plan
                            (Full title of the plan)

                    David J. Walker, Chief Operating Officer
                               Pro Net Link Corp.
                           645 Fifth Avenue, Suite 303
                            New York, New York 10022
                     (Name and address of agent for service)

                                 (212) 688-8838
          (Telephone number, including area code, of agent for service)

                                 With a copy to:

                      Steven Huttler, Esq.
                      Kronish Lieb Weiner & Hellman LLP
                      1114 Avenue of the Americas
                      New York, NY 10036-7798

                         CALCULATION OF REGISTRATION FEE

Title of                                                       Amount
securities        Amount         Offering       Aggregate      of
to be             to be          price          offering       registration
registered        registered     per share(1)   price          fee

Common Stock,
$.001 per share
par               3,000,000      $0.3906        $1,171,800     $309.36
value

(1) Average of the high and low prices as reported on the Nasdaq
Over-The-Counter Bulletin Board on December 19, 2000, pursuant to Rule
457(h)(1).

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference

                  The following documents, which have been filed by Pro Net Link Corp. (the "Company" or the "registrant") with the Securities and Exchange Commission (the "SEC" or the "Commission"), are incorporated by reference in this Registration Statement as of their respective dates:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

         (b) The Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000;

         (c) The Company's Report on Form 8-K filed with the SEC on August 8, 2000;

         (d) The Company's Report on Form 8-K filed with the SEC on September 29, 2000; and

         (e) The Company's Report on Form 8-K filed with the SEC on October 12, 2000.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities

                  Not Applicable.

Item 5.           Interests of Named Experts and Counsel

                  None.

Item 6.           Indemnification of Directors and Officers

                  The Company's Restated Certificate of Incorporation provides that the Company will, to the fullest extent permitted by Section 78.7502 of the Nevada Revised Statutes (the "NRS"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto (including controlling persons, directors and officers of the Company). The Company's By-laws, as amended, require the Company to indemnify its directors and officers to the fullest extent authorized by the NRS. The NRS permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the Company, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such


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action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The NRS further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation and By-laws contain provisions limiting the personal liability of the Company's directors, to the fullest extent permitted by Section 78.037 of the NRS, for monetary damages for a breach of their fiduciary duty. The Company maintains insurance coverage under which directors and officers are insured against certain liability that they may incur in their capacities as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 8.      Exhibits.

             4.1 Pro Net Link Corp. 2000 Stock Plan, as amended (filed as an annex to the Company's Schedule 14A Proxy Statement filed with the Commission on October 26, 2000).

             4.2 Shareholder and Voting Agreement, by and among Pro Net Link, Jean Pierre Collardeau, Glenn Zagoren and certain other parties, dated as of August 8, 2000 (filed as an exhibit to the Company's Report on Form 8-K filed with the Commission on August 8,
                             2000).

             4.3 Registration Rights Agreement, by and among Pro Net Link, Jean Pierre Collardeau, Glenn Zagoren and certain other parties, dated as of August 8, 2000 (filed as an exhibit to the Company's Report on Form 8-K filed with the Commission on August 8,
                             2000).

             4.4 Note Purchase Agreement, by and between Pro Net Link and Jean Pierre Collardeau, dated as of October 10, 2000 (filed as an exhibit to the Company's Annual Report on Form 10-K filed with the Commission on October 13, 2000).

             4.5 Amended and Restated Articles of Incorporation (filed as an exhibit to the Company's Registration Statement on Form 10 filed with the Commission on June 21, 1999).

             4.6 Amended and Restated Bylaws (filed as an exhibit to the Company's Registration Statement on Form 10/A filed with the Commission on December 14, 1999).

             5.1 Opinion of counsel as to legality of the shares of common stock covered by this Registration Statement (filed herewith).

             23.1 Consent of independent accountants (filed herewith).

             23.2            Consent of counsel (included within Exhibit 5.1).



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Item 9.           Undertakings.

A.       Post-Effective Amendments

                  The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above will not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       Subsequent Documents Incorporated by Reference

                  The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Claims for Indemnification

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification


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is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of December, 2000.

                                    Pro Net Link Corp.
                                    (Registrant)


                                    By: /s/ JEAN PIERRE COLLARDEAU
                                       -------------------------------
                                       Jean Pierre Collardeau
                                       President and
                                       Chief Executive Officer

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




     Signature                          Title                     Date

/s/ JEAN PIERRE COLLARDEAU
--------------------          President, Chief Executive       December 21, 2000
Jean Pierre Collardeau        Officer, Secretary, Treasurer
                              and Director
/s/ GLENN ZAGOREN
--------------------          Chairman of the Board            December 21, 2000
Glenn Zagoren                 of Directors

/s/ AUGUSTE N. FRANCIS VINCENT
--------------------          Director                         December 21, 2000
Auguste N. Francis Vincent

/s/ DAVID J. WALKER
--------------------          Chief Operating Officer          December 21, 2000
David J. Walker               and Vice-President



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                                  EXHIBIT INDEX



Exhibit

4.1 Pro Net Link Corp. 2000 Stock Plan, as amended (filed as an annex to the Company's Schedule 14A Proxy Statement filed with the Commission on October 26, 2000).

4.2 Shareholder and Voting Agreement, by and among Pro Net Link, Jean Pierre Collardeau, Glenn Zagoren and certain other parties, dated as of August 8, 2000 (filed as an exhibit to the Company's Report on Form 8-K filed with the Commission on August 8, 2000).

4.3 Registration Rights Agreement, by and among Pro Net Link, Jean Pierre Collardeau, Glenn Zagoren and certain other parties, dated as of August 8, 2000 (filed as an exhibit to the Company's Report on Form 8-K filed with the Commission on August 8, 2000).

4.4 Note Purchase Agreement, by and between Pro Net Link and Jean Pierre Collardeau, dated as of October 10, 2000 (filed as an exhibit to the Company's Annual Report on Form 10-K filed with the Commission on October 13, 2000).

4.5 Amended and Restated Articles of Incorporation (filed as an exhibit to the Company's Registration Statement on Form 10 filed with the Commission on June 21, 1999).


4.6 Amended and Restated Bylaws (filed as an exhibit to the Company's Registration Statement on Form 10/A filed with the Commission on December 14, 1999).

5.1 Opinion of counsel as to legality of the shares of common stock covered by this Registration Statement (filed herewith).

23.1         Consent of independent accountants (filed herewith).

23.2         Consent of counsel (included within Exhibit 5.1).